Exhibit 99.1

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FOR IMMEDIATE RELEASE
FIRST POTOMAC REALTY TRUST REPORTS
THIRD QUARTER 2011 RESULTS
WASHINGTON, D.C. (October 27, 2011) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and nine months ended September 30, 2011.
Highlights:
•	Core Funds From Operations of $14.0 million, or $0.27 per diluted share.

•	Executed 1,134,000 square feet of leases, 443,000 square feet of which were new leases and 691,000 square feet were renewal leases, which reflected an 88% tenant retention rate.

•	Renewal leases included a 204,000 square foot lease with CareFirst BlueCross BlueShield at 840 First Street, NE, eliminating the Company’s largest 2013 lease expiration.

•	Entered into a $175.0 million unsecured term loan that is comprised of three-tranches with staggered maturity dates ranging from July 2016 to July 2018.

•	Acquired two properties through joint ventures located in Washington, D.C. for total consideration of $78.0 million and a property in Chesapeake, Virginia for $16.7 million.
“The third quarter was a record leasing quarter for First Potomac, signing over 1.1 million square feet of leases,” commented Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust. “Leasing has been strong in our recently acquired, value-add office assets as well as our business park and industrial properties. Businesses in the greater Washington region are seeking efficient buildings in attractive, amenity-rich and transportation-friendly locations. Our high-quality portfolio is presenting tenants in our market with excellent options. We remain excited by the opportunity to drive additional earnings growth as we continue to lease up our properties and realize the significant embedded value in our portfolio.”

A reconciliation between Core FFO and FFO for the three and nine months ended September 30, 2011 and 2010 is presented below (in thousands, except per share amounts):

	Three months ended September 30,				Nine months ended September 30,
	2011		2010		2011		2010
		Per		Per		Per		Per
		diluted		diluted		diluted		diluted
	Amount	share	Amount	share	Amount	share	Amount	share
Core FFO	$14,001	$0.27	$11,954	$0.31	$41,152	$0.80	$32,930	$0.92

Acquisition costs	(1,737)	(0.03)	(361)	(0.01)	(4,475)	(0.09)	(2,025)	(0.06)

Gain on early retirement of debt	—	—	—	—	—	—	164	0.01

Contingent consideration related to property acquisition	1,487	0.03	—	—	1,487	0.03	(710)	(0.02)

Impairment of real estate assets	(3,111)	(0.06)	(3,448)	(0.09)	(5,821)	(0.11)	(4,013)	(0.11)

FFO	$10,640	$0.21	$8,145	$0.21	$32,343	$0.63	$26,346	$0.74

Net loss	$(3,712)		$(2,935)		$(6,853)		$(5,109)

Loss per diluted common share	$(0.12)		$(0.08)		$(0.27)		$(0.16)

Weighted average common shares outstanding —diluted	49,308		37,269		49,275		34,804

Weighted average common shares and units outstanding — diluted	51,830		38,165		51,380		35,718
Core FFO and FFO increased for the three and nine months ended September 30, 2011 compared with the same periods in 2010 due to an increase in the Company’s net operating income. The Company’s net loss increased for the three and nine months ended September 30, 2011 compared with the same periods in 2010 due to an increase in acquisition costs and impairment charges, which were partially offset by a gain related to the retirement of a contingent consideration obligation. During the nine months ended September 30, 2011, the Company acquired six properties compared with the acquisition of two properties for the nine months ended September 30, 2010. During the third quarter of 2011, the Company incurred a $3.1 million impairment charge on its Airpark Place property that reflects management’s shorter anticipated holding period for the property. The additional impairment charges incurred during the nine months ended September 30, 2011 and 2010 relate to properties that were subsequently disposed of by the Company.
The Company’s consolidated portfolio was 84.7% leased and 81.2% occupied at September 30, 2011 compared with 83.0% leased and 80.4% occupied at June 30, 2011. Excluding the Company’s fourth quarter 2010 acquisitions of Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition, the Company’s consolidated portfolio was 86.1% leased and 83.5% occupied at September 30, 2011. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Third Quarter 2011 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

Property Operations
During the third quarter, the Company executed 1,134,000 square feet of leases, which consisted of 443,000 square feet of new leases and 691,000 square feet of renewal leases. Significant new leases included 140,000 square feet at 7458 Candlewood Road, which is located in the Company’s Maryland region, 106,000 square feet at Crossways Commerce Center and 52,000 square feet at Diamond Hill Distribution Center, which are both located in the Company’s Southern Virginia region. The average rental rate on comparable new leases declined 15.1% on a cash basis and 10.4% on an accrual basis primarily as a result of lower rents associated with backfilling larger blocks of warehouse space. Rent from these new leases is expected to commence by the end of the first quarter of 2012. The 691,000 square feet of renewal leases in the quarter reflect an 88% retention rate. Renewal leases during the quarter included 204,000 square feet at 840 First Street, NE, 100,000 square feet at Diamond Hill Distribution Center, 58,000 square feet at 1400 Cavalier Boulevard and 40,000 square feet at River’s Bend Center.
Same-property net operating income (“Same-Property NOI”) increased 0.1% on a cash basis and decreased 1.4% on an accrual basis for the three months ended September 30, 2011 compared with the same period in 2010. On an accrual basis, for the three months ended September 30, 2011 Same-Property NOI increased 4.2% for the Company’s Maryland region and 30.8% for its Washington, D.C. region, which only reflected the operating results of one property. On an accrual basis, for the three months ended September 30, 2011 Same-Property NOI slightly decreased for the Company’s Northern Virginia region and decreased 11.0% for its Southern Virginia region, which was due to an increase in vacancy. For the nine months ended September 30, 2011, the Company’s Same-Property NOI increased 0.2% on an accrual basis and 2.1% on a cash basis due to a decline in real estate taxes and property operating expenses.
Acquisition
On July 19, 2011, the Company acquired Greenbrier Towers I & II in Chesapeake, Virginia for $16.7 million. The property consists of two office buildings totaling 172,000 square feet and is 86% leased to over 40 tenants. The acquisition was funded with proceeds from the sale of Aquia Commerce Center I & II and a draw on the Company’s unsecured revolving credit facility.
Development Joint Ventures
On August 4, 2011, the Company formed a joint venture with an affiliate of Perseus Realty, LLC to acquire the Greyhound Bus Terminal site at 1005 First Street, NE in Washington, D.C. for $46.8 million, of which, $38.4 million was paid at closing and the remaining $8.4 million will be paid in August 2013. The Company funded its share of the purchase price through a draw on its unsecured revolving credit facility. The site is currently occupied by the Greyhound Bus Terminal, which leased back the site under a ten-year lease agreement with a termination option after the second year. The Company estimates a 6.5% return on the lease-back. Greyhound has announced that it intends to relocate its operations to nearby Union Station, at which point the joint venture anticipates developing the 1.6 acre site, which can accommodate up to approximately 712,000 square feet of office space. The Company anticipates owning 97% of the joint venture when it is fully capitalized.
During the first quarter of 2011, the Company entered into a joint venture with an affiliate of the Akridge Company. On October 12, 2011, the joint venture acquired a property located in Washington, D.C. at 1200 17th Street, NW for $39.6 million. The property currently consists of a land parcel that contains an 85,000 square foot office building. The joint venture intends to demolish the existing building and develop a new Class A 170,000 square foot office building. Construction is currently expected to commence in 2012 and is expected to be completed in late 2014. The Company funded its share of the purchase price through a draw on its unsecured revolving credit facility and available cash. The Company anticipates owning a 95% interest in the joint venture when it is fully capitalized.

Balance Sheet
The Company had $872.4 million of debt outstanding at September 30, 2011. Of the total debt outstanding, $525.4 million was fixed-rate debt with a weighted average effective interest rate of 6.0% and a weighted average maturity of 2.8 years. At September 30, 2011, the Company’s variable-rate debt consisted of borrowings of $175.0 million on a three-tranche unsecured term loan, $142.0 million on its unsecured revolving credit facility and $30.0 million on a secured term loan.
On July 18, 2011, the Company entered into a three-tranche $175.0 million unsecured term loan. The unsecured term loan’s three tranches have maturity dates staggered in one-year intervals. Tranche A has an outstanding balance of $60.0 million at an interest rate of LIBOR plus 215 basis points and matures on July 18, 2016. Tranche B has an outstanding balance of $60.0 million at an interest rate of LIBOR plus 225 basis points and matures on July 18, 2017. Tranche C has an outstanding balance of $55.0 million at an interest rate of LIBOR plus 230 basis points and matures on July 18, 2018. The Company used the funds to pay down $117.0 million of the outstanding balance on its unsecured revolving credit facility, to repay its $50.0 million secured term loan and for other general corporate purposes.
On August 11, 2011, the Company repaid its $20.0 million secured term loan with a draw on its unsecured revolving credit facility. The Company’s interest coverage ratio was 2.4 times for the quarter ended September 30, 2011.
During the third quarter of 2011, the Company entered into five interest rate swap agreements that fixed LIBOR on $150.0 million of its variable rate debt. The table below summarizes the Company’s five new interest rate swap agreements.

		Interest Rate
	Notional	Contractual	Fixed LIBOR
Maturity Date	Amount	Component	Rate
July 2016	$35 million	LIBOR	1.754%
July 2016	25 million	LIBOR	1.7625%
July 2017	30 million	LIBOR	2.093%
July 2017	30 million	LIBOR	2.093%
July 2018	30 million	LIBOR	1.660%
As of September 30, 2011, the Company had hedged $200.0 million of its variable rate debt through six interest rate swap agreements. At September 30, 2011, the Company’s variable-rate debt had a weighted average effective interest rate of 2.7% and a weighted average maturity of 3.4 years. After accounting for the interest rate swap agreements, the Company’s total debt had a weighted average effective interest rate of 5.1%
Dividends
On October 25, 2011, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend is payable on November 11, 2011 to common shareholders of record as of November 4, 2011. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend is payable on November 15, 2011 to preferred shareholders of record as of November 4, 2011.

Core FFO Guidance
The Company narrowed its full-year 2011 Core FFO guidance to $1.06 to $1.07 per diluted share. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s third quarter activity, in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)

Portfolio NOI	$113,000	–	$114,000
Interest and Other Income	5,000	–	5,500
FFO from Unconsolidated Joint Ventures	1,800	–	2,000

Interest Expense	41,500	–	42,500
G&A	16,000	–	17,000
Preferred Dividends	8,500	–	8,500

Weighted Average Shares	51,500	–	52,000
Average Occupancy(2)	83.5%	–	84.0%
Same Property NOI Growth — Accrual Basis	-1.0%	–	1.0%

(1)	Does not take into consideration any additional acquisitions in 2011. The Company’s guidance also excludes any potential gains, losses or asset impairments associated with property dispositions.

(2)	Excludes Atlantic Corporate Park, which was vacant at acquisition, and Redland Corporate Center II, which was 99% vacant at acquisition. Both properties were acquired in the fourth quarter of 2010.

Guidance Range for 2011	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.36)	$(0.35)
Real estate depreciation, net income (loss) attributable to noncontrolling interests and items excluded from Core FFO per diluted share(1)	1.42	1.42

Core FFO per diluted share	$1.06	$1.07

(1)	Items excluded from Core FFO include acquisition costs, contingent consideration and impairment charges incurred through December 31, 2011.
Investor Conference Call and Webcast
First Potomac Realty Trust will host a conference call on Friday, October 28, 2011 at 9:00 a.m. ET, to discuss third quarter results. The conference call can be accessed by dialing (877) 407-3982 or (201) 493-6780 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday October 28, 2011 until midnight ET on November 4, 2011. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 380290.
A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, October 28, 2011, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of September 30, 2011, the Company’s portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 38% business parks, 40% office properties and 22% industrial properties. FPO shares are publicly traded on the New York Stock Exchange (NYSE:FPO).

Non-GAAP Financial Measures
Funds from Operations — Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures and gains or losses on the sale of property. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint venture. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.
The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.
Core FFO — The computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges, acquisition costs and impairments to real estate assets. The Company provides a reconciliation of FFO to Core FFO.
NOI — The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, developing, redeveloping and operating industrial properties and business parks, and provides a prospective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI — Same Property Net Operating Income (“Same Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same Property NOI to net income from its consolidated statements of operations is presented below. The Same Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Rental	$36,121	$27,520	$103,025	$80,665
Tenant reimbursements and other	8,993	6,179	24,776	19,791

Total revenues	45,114	33,699	127,801	100,456

Operating expenses:

Property operating	11,211	7,672	31,476	24,272
Real estate taxes and insurance	4,253	2,948	12,284	9,339
General and administrative	4,354	3,475	12,546	10,859
Acquisition costs	1,737	361	4,475	2,025
Depreciation and amortization	16,088	10,608	45,381	30,487
Impairment of real estate asset	3,111	—	3,111	—
Contingent consideration related to acquisition of property	(1,487)	—	(1,487)	710

Total operating expenses	39,267	25,064	107,786	77,692

Operating income	5,847	8,635	20,015	22,764

Other expenses, net:
Interest expense	11,207	8,431	30,307	25,333
Interest and other income	(1,534)	(89)	(3,769)	(285)
Equity in losses of affiliates	81	75	112	134
Gain on early retirement of debt	—	—	—	(164)

Total other expenses, net	9,754	8,417	26,650	25,018

(Loss) income from continuing operations before income taxes	(3,907)	218	(6,635)	(2,254)

Benefit from income taxes	195	—	655	—

(Loss) income from continuing operations	(3,712)	218	(5,980)	(2,254)

Discontinued operations:
Loss from operations of disposed properties	—	(3,153)	(2,827)	(3,412)
Gain on sale of real estate properties	—	—	1,954	557

Loss from discontinued operations	—	(3,153)	(873)	(2,855)

Net loss	(3,712)	(2,935)	(6,853)	(5,109)

Less: Net loss attributable to noncontrolling interests	265	55	469	103

Net loss attributable to First Potomac Realty Trust	(3,447)	(2,880)	(6,384)	(5,006)

Less: Dividends on preferred shares	(2,228)	—	(6,239)	—

Net loss available to common shareholders	$(5,675)	$(2,880)	$(12,623)	$(5,006)

Depreciation and amortization:
Real estate assets	16,088	10,608	45,381	30,487
Discontinued operations	—	284	520	1,099
Unconsolidated joint ventures	520	188	1,556	426
Consolidated joint venture	(21)	—	(61)	—
Gain on sale of real estate properties	—	—	(1,954)	(557)
Net loss attributable to noncontrolling interests in the Operating Partnership	(272)	(55)	(476)	(103)

Funds from operations (FFO)	$10,640	$8,145	$32,343	$26,346

FIRST POTOMAC REALTY TRUST
Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Funds from operations (FFO)	$10,640	$8,145	$32,343	$26,346

Acquisition costs	1,737	361	4,475	2,025

Gain on early retirement of debt	—	—	—	(164)
Contingent consideration related to acquisition of property	(1,487)	—	(1,487)	710
Impairment of real estate assets(1)	3,111	3,448	5,821	4,013

Core FFO	$14,001	$11,954	$41,152	$32,930

Basic and diluted earnings per common share:
(Loss) income from continuing operations	$(0.12)	$—	$(0.25)	$(0.08)
Loss from discontinued operations	—	(0.08)	(0.02)	(0.08)

Net loss	$(0.12)	$(0.08)	$(0.27)	$(0.16)

Weighted average common shares outstanding:
Basic and diluted	49,308	37,269	49,275	34,804

FFO per share — basic and diluted	$0.21	$0.21	$0.63	$0.74
Core FFO per share — diluted	$0.27	$0.31	$0.80	$0.92

Weighted average common shares and units outstanding:
Basic	51,714	37,999	51,230	35,536
Diluted	51,830	38,165	51,380	35,718

(1)
The impairment charge for the three months ended September 30, 2011 is included within continuing operations. All other impairment charges incurred during the nine months ended September 30, 2011 and 2010 are included within discontinued operations.

FIRST POTOMAC REALTY TRUST
Consolidated Balance Sheets
(Amounts in thousands, except per share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets:
Rental property, net	$1,427,788	$1,217,897
Cash and cash equivalents	14,646	33,280
Escrows and reserves	16,730	8,070
Accounts and other receivables, net of allowance for doubtful accounts of $3,138 and $3,246, respectively	7,935	7,238
Accrued straight-line rents, net of allowance for doubtful accounts of $360 and $849, respectively	16,337	12,771
Notes receivable, net	54,644	24,750
Investment in affiliates	24,338	23,721
Deferred costs, net	33,447	20,174
Prepaid expenses and other assets	18,331	14,230
Intangible assets, net	59,587	34,551

Total assets	$1,673,783	$1,396,682

Liabilities:
Mortgage loans	$420,089	$319,096
Exchangeable senior notes, net	30,357	29,936
Senior notes	75,000	75,000
Secured term loans	30,000	110,000
Unsecured term loan	175,000	—
Unsecured revolving credit facility	142,000	191,000
Accounts payable and other liabilities	50,902	16,827
Accrued interest	4,157	2,170
Rents received in advance	7,129	7,049
Tenant security deposits	5,574	5,390
Deferred market rent, net	5,049	6,032

Total liabilities	945,257	762,500

Noncontrolling interests in the Operating Partnership (redemption value of $36,419 and 16,122, respectively)	39,360	16,122

Equity:
Series A Preferred Shares, $25 par value, 50,000 shares authorized; 4,600 and 0 shares issued and outstanding, respectively	115,000	—
Common shares, $0.001 par value, 150,000 shares authorized; 50,061 and 49,922 shares issued and outstanding, respectively	50	50
Additional paid-in capital	795,480	794,051
Noncontrolling interests in consolidated partnerships	5,237	3,077
Accumulated other comprehensive loss	(5,405)	(545)
Dividends in excess of accumulated earnings	(221,196)	(178,573)

Total equity	689,166	618,060

Total liabilities, noncontrolling interests and equity	$1,673,783	$1,396,682

FIRST POTOMAC REALTY TRUST
Same-Property Analysis
(unaudited, dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Same-Property NOI(1)(2)
Total base rent	$27,599	$27,807	$78,862	$79,611
Tenant reimbursements and other	6,120	5,949	17,453	18,105
Property operating expenses	(7,894)	(7,735)	(22,095)	(23,233)
Real estate taxes and insurance	(3,048)	(2,924)	(8,689)	(9,083)

Same-Property NOI — accrual basis	22,777	23,097	65,531	65,400

Straight-line revenue, net	351	226	1,080	21
Deferred market rental revenue, net	(144)	(362)	(765)	(947)

Same-Property NOI — cash basis	$22,984	$22,961	$65,846	$64,474

Change in same-property NOI — accrual basis	(1.4)%		0.2%
Change in same-property NOI — cash basis	0.1%		2.1%

Changes in Same-Property NOI — accrual basis
Rental revenue decrease	$(208)		$(749)
Tenant reimbursements and other increase (decrease)	171		(652)
Expense (increase) decrease	(283)		1,532

	$(320)		$131

Same-property percentage of total portfolio (sf)	84.7%		83.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reconciliation of Consolidated NOI to Same-Property NOI
Total revenues	$45,114	$33,699	$127,801	$100,456
Property operating expenses	(11,211)	(7,672)	(31,476)	(24,272)
Real estate taxes and insurance	(4,253)	(2,948)	(12,284)	(9,340)

NOI	29,650	23,079	84,041	66,844

Less: Non-same property NOI(3)	(6,873)	18	(18,510)	(1,444)

Same-Property NOI — accrual basis	$22,777	$23,097	$65,531	$65,400

	Three Months Ended	Percentage of	Nine Months Ended	Percentage of
	September 30, 2011	Base Rent	September 30, 2011	Base Rent
Change in Same-Property NOI by Region (accrual basis)(2)
Maryland	4.2%	31%	2.9%	32%
Northern Virginia	0.0%	30%	1.0%	32%
Southern Virginia	(11.0)%	35%	(2.7)%	36%
Washington, D.C.	30.8%	4%	—	—

Change in Same-Property NOI by Property Type (accrual basis)
Business Park	(4.6)%	49%	1.6%	51%
Industrial	(0.9)%	25%	0.9%	26%
Office	1.6%	26%	(4.1)%	23%

(1)
Same property comparisons are based upon those properties owned for the entirety of the periods presented. Same property results exclude the results of the following non same-properties: RiversPark I and II, Three Flint Hill, NW, Battlefield Corporate Center, Redland Corporate Center, Atlantic Corporate Park, 1211 Connecticut Ave, NW, 440 First Street, NW, 7458 Candlewood Road, 1750 H Street, NW, Aviation Business Park, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, One Fair Oaks, Greenbrier Towers I & II, 1005 First Street, NE, Davis Drive and Sterling Park — Building 7.

(2)
The Company acquired 500 First Street, NW on June 30, 2010. The property was the Company’s first acquisition in its Washington, D.C. region and is only included above in the quarter over quarter comparison as it was not owned by the Company for the entirety of the nine months ended September 30, 2010.

(3)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.